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                                                                                                                          EXHIBIT 12
                                                 SECURITY CAPITAL INDUSTRIAL TRUST

                                         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                                      AND PREFERRED SHARE DIVIDENDS

                                                   (DOLLAR AMOUNTS IN THOUSANDS)

                                                          Six Months Ended
                                                              June 30,                       Period Ended December 31,
                                                        --------------------    ---------------------------------------------------
                                                          1996        1995        1995        1994        1993       1992    1991(a)
                                                        --------    --------    --------    --------    --------   -------   ------
Net Earnings (Loss) from Operations                     $ 35,078    $ 19,161    $ 47,660    $ 25,066    $  4,412   $  (187)  $ (127)

Add:
   Interest Expense                                       17,359      15,249      32,005       7,568         321       504       29
                                                        --------    --------    --------    --------    --------   -------   ------

Earnings as Adjusted                                    $ 52,437    $ 34,410    $ 79,665    $ 32,634    $  4,733   $   317   $ ( 98)
                                                        ========    ========    ========    ========    ========   =======   ======

Fixed Charges:
  Interest Expense                                      $ 17,359    $ 15,249    $ 32,005    $  7,568    $    321   $   504   $   29
  Capitalized Interest                                     6,898       3,115       8,599       2,208          98       124       68
                                                        --------    --------    --------    --------    --------   -------   ------
          Total Fixed Charges                             24,257      18,364      40,604       9,776         419       628       97

Preferred Share Dividends (b)                             11,368         353       6,698           -           -         -        -
                                                        --------    --------    --------    --------    --------   -------   ------

Combined Fixed Charges and Preferred Share Dividends    $ 35,625    $ 18,717    $ 47,302    $  9,776    $    419   $   628   $   97
                                                        ========    ========    ========    ========    ========   =======   ======

Ratio of Earnings (Loss) to Combined Fixed Charges and
  Preferred Shared Dividends                                 1.5         1.8         1.7         3.3        11.3        (c)      (c)
                                                        ========    ========    ========    ========    ========   =======   ======
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(a)  For the period from June 14, 1991 (the date of SCI's inception) to December
     31, 1991.
(b)  SCI had no preferred shares in any historical periods prior to 1995.
(c)  While SCI was researching markets and assembling its initial assets, earnings were insufficient to cover combined fixed charges and preferred share dividends for the periods ended December 31, 1991 and December 31,
     1992 by $195,000 and $311,000, respectively.